EXHIBIT 99.1

Contacts:
Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. REACHES DEFINITIVE AGREEMENT TO ACQUIRE PLASTIC FILMS
SEGMENT OF ATLANTIS PLASTICS

Transaction to Enhance Business Portfolio and
Build on AEP’s Strong Position in the Plastics Industry

South Hackensack, NJ — August 11, 2008 — AEP Industries Inc. (Nasdaq: AEPI, the “Company”) today announced that it has reached a definitive agreement to acquire substantially all of the assets of the Plastic Films segment of Atlantis Plastics, Inc. (OTC: ATPL.PK), an Atlanta-based company, in a cash transaction valued at approximately $87 million.  The transaction was unanimously approved by the Boards of Directors of both companies.

The Plastic Films segment operates through three divisions — stretch films, custom films and institutional products — and maintains a significant presence in many of its product categories, which are used in a variety of applications, including storage, transportation, food packaging and other commercial and consumer applications.  The segment also converts some institutional products internally from custom films.

“This is a compelling strategic opportunity for AEP and is consistent with our efforts to create additional long-term value for shareholders by enhancing our position as the preferred supplier of flexible packaging solutions,” said Brendan Barba, Chairman and Chief Executive Officer of AEP Industries.  “The Plastic Films segment complements our existing business portfolio.  By bringing together two industry leaders, we will have an even stronger suite of products and services to meet the unique needs of both companies’ customers.  We have long respected the team at Plastic Films and welcome them to AEP.”

Bud Philbrook, Chief Executive Officer and President of Atlantis Plastics, said, “We are pleased to have entered into this agreement with AEP, a company that shares our commitment to standard-setting product performance, customer care and innovation.  We are confident that by being part of a strong, well-capitalized company, the Plastic Films segment will be better positioned to meet customers’ future needs.”

Following the close of the transaction, the Plastic Films segment will be part of AEP’s stretch and custom films divisions.  The Plastic Films segment operates six manufacturing facilities throughout the United States.

The transaction, which is expected to close in the fourth calendar quarter of 2008, is subject to higher or better offers that may be submitted by competing bidders in connection with a process conducted under the supervision of the United States Bankruptcy Court for the Northern District of Georgia in connection with Atlantis’ voluntary petition for Chapter 11 protection, as well as other customary closing conditions.  If a higher or better offer is submitted, an auction will be conducted, in which case the terms of the agreement may change.  AEP Industries plans to finance the transaction through a combination of cash on hand and availability under its revolving credit facility.

About AEPI

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets.  The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements reflect management’s current views with respect to future events and financial performance.  Actual events and results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, risks associated with general economic conditions, the operations of Atlantis Plastics, Inc. in bankruptcy, the bankruptcy proceedings, and other risks described in the Company’s annual report on Form 10-K for the year ended October 31, 2007 and subsequent filings with the Securities and Exchange Commission (SEC).  Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information become available in the future.